Exhibit 99.1

EMPLOYEE MATTERS AGREEMENT

DATED AS OF JULY 18, 2012

BY AND AMONG

PPG INDUSTRIES, INC.,

EAGLE SPINCO INC.

and

GEORGIA GULF CORPORATION

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”), dated as of July 18, 2012, is entered into by and among PPG Industries, Inc. a Pennsylvania corporation (“Burgundy”), Eagle Spinco Inc., a Delaware corporation (“Spinco”), and Georgia Gulf Corporation, a Delaware corporation (“Grizzly,” and together with Burgundy and Spinco, the “Parties”).

WHEREAS, pursuant to the Separation Agreement, dated as of July 18, 2012, by and between Burgundy and Spinco (such agreement, as amended, restated or modified from time to time, the “Separation Agreement”), Burgundy and Spinco have set out the terms on which, and the conditions subject to which, they wish to implement the Spinco Reorganization (as defined in the Separation Agreement) and the Distribution (as defined in the Separation Agreement).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 18, 2012, by and among Burgundy, Spinco, Grizzly and Grizzly Acquisition Sub, Inc. (such agreement, as amended, restated or modified from time to time, the “Merger Agreement”), immediately following the Distribution, a Subsidiary of Grizzly will merge with and into Spinco, subject to Schedule 8.3(e) to the Merger Agreement (the “Merger”) and Spinco Common Stock will be converted into Grizzly Common Stock on the terms and subject to the conditions of the Merger Agreement.

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate, among Burgundy, Spinco and Grizzly, Assets, Liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement or in its Exhibits have the meanings set forth below.

1.1 “Affiliate” has the meaning given to it in the Separation Agreement.

1.2 “Agreement” means this Employee Matters Agreement, including all the Exhibits hereto.

1.3 “Assets” has the meaning given to it in the Separation Agreement.

1.4 “Burgundy Benefit Plan” has the meaning given to it in the Merger Agreement.

1.5 “Burgundy Flex Plan” means Burgundy’s health care flexible spending, dependent care spending and commuter transportation plans.

1.6 “Burgundy Group” has the meaning given to it in the Separation Agreement.

1.7 “Burgundy US DB Plan” means, collectively and separately, the Burgundy Retirement Income Plan and the Burgundy Retirement Pension Plan.

1.8 “Burgundy US DC Plan” means, collectively and separately, the Burgundy Employee Savings Plan; the Burgundy Defined Contribution Retirement Plan; the Burgundy Defined Contribution Retirement Plan for Employees Covered by the Collective Bargaining Agreement between Burgundy and the International Association of Machinists and Aerospace Workers, Local Lodge 470 of District 161; and the Burgundy Defined Contribution Retirement Plan for Employees Covered by Collective Bargaining Agreements.

1.9 “Business Transfer Time” has the meaning given to it in the Separation Agreement.

1.10 “Closing Date” has the meaning given to it in the Merger Agreement.

1.11 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax Law. Reference to a specific Code provision also includes any temporary or final regulation in force under that provision.

1.12 “Covered Retirees” means Former Spinco Employees who were represented by a union during their employment in the United States with Burgundy or its Subsidiaries.

1.13 “Current Spinco Employee” means any individual listed on Exhibit A to this Agreement, which Exhibit A may be updated by Burgundy on the Closing Date to reflect new hires and terminations in the ordinary course of business consistent with past practice.

1.14 “Effective Time” has the meaning given to it in the Merger Agreement.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any temporary or final regulation in force under that provision.

1.16 “Excluded Benefits Liabilities” means (a) any additional Liabilities (i.e., Liabilities that are additional to the Liabilities to provide to Covered Retirees retiree medical benefits based on Burgundy’s retiree medical plans in effect on the date of this Agreement, including, for the avoidance of doubt, any cost increases associated with such Liabilities) resulting from any past, current or future actions, lawsuits, grievances, complaints, or other legal proceedings challenging modifications to and/or terminations of retiree medical benefits for Covered Retirees made by Burgundy or its Subsidiaries prior to the Effective Time; and (b) any Liabilities with respect to the employment or termination of employment by Burgundy of any current or former employee of Burgundy who is not a Current Spinco Employee or a Former Spinco Employee. For the avoidance of doubt, Excluded Benefits Liabilities shall not include (i) the Liabilities to provide to Covered Retirees or any other Spinco Employees retiree medical benefits based on the retiree medical plans of Burgundy and its Subsidiaries in effect on the date of this Agreement (including, for the avoidance of doubt, any cost increases associated with such Liabilities), (ii) any Liabilities with respect to Covered Retirees or any other Spinco Employees resulting from modifications and/or terminations of retiree medical benefits on or after the Effective Time or (iii) any Liabilities resulting from any current or future actions, lawsuits, grievances, complaints, or other legal proceedings with respect to the items described in clauses (i) and (ii), all of which Liabilities Spinco assumes pursuant to Section 2.2(a) of this Agreement.

1.17 “Former Spinco Employee” means any individual listed on Exhibit B to this Agreement, which Exhibit B may be updated by Burgundy on the Closing Date to reflect (a) any individual who is listed on Exhibit A as a Current Spinco Employee and who ceases to be employed by Burgundy or one of its Subsidiaries prior to the Effective Time, (b) any individual who, after December 31, 2010, (i) became an inactive employee and was engaged in the Eagle Business prior to becoming an inactive employee or (ii) became a surviving spouse of an inactive employee who was engaged in the Eagle Business prior to becoming an inactive employee, and (c) any other individual that Burgundy reasonably determines in its good faith judgment is an inactive employee or surviving spouse of an inactive employee who was engaged in the Eagle Business prior to becoming an inactive employee; provided, however, that Burgundy may only add an individual to Exhibit B to this Agreement pursuant to clause (c) of this Section 1.17 if Burgundy removes an individual from Exhibit B to this Agreement; and provided, further, that Grizzly shall have the right, prior to the Effective Time, to confirm that each of the individuals proposed to be listed on the final Exhibit B to this Agreement was engaged in the Eagle Business (or the surviving spouse of such an individual) and if Grizzly reasonably demonstrates to Burgundy, in Burgundy’s reasonable, good faith judgment, that such individual was not engaged in the Eagle Business (or the surviving spouse of such an individual), such individual shall not be included on the final version of Exhibit B to this Agreement. Subject to applicable Law, Burgundy shall provide to Grizzly all information reasonably available to Burgundy that is reasonably requested by Grizzly in order for Grizzly to conduct the confirmation described in the proviso to the immediately preceding sentence.

1.18 “Grizzly Benefit Plan” has the meaning given to it in the Merger Agreement.

1.19 “Grizzly Common Stock” means the common stock, par value $0.01 per share, of Grizzly.

1.20 “Law” has the meaning given to it in the Separation Agreement.

1.21 “Liabilities” has the meaning given to it in the Separation Agreement.

1.22 “Participating Company” means (a) Burgundy and (b) any other Person (other than an individual) that is a participating employer in a Burgundy Benefit Plan.

1.23 “Person” has the meaning given to it in the Separation Agreement.

1.24 “Spinco Benefit Plan” has the meaning given to it in the Merger Agreement.

1.25 “Spinco Common Stock” has the meaning given to it in the Separation Agreement.

1.26 “Spinco Employee Flex Plan Accounts” means the accounts of the Spinco Employees under the Burgundy Flex Plan.

1.27 “Spinco Employees” means the Current Spinco Employees and the Former Spinco Employees.

1.28 “Spinco Entities” has the meaning given to it in the Separation Agreement.

1.29 “Spinco Group” has the meaning given to it in the Separation Agreement.

1.30 “Spinco Financing” has the meaning given to it in the Merger Agreement.

1.31 “Subsidiary” has the meaning given to it in the Separation Agreement.

1.32 “TCI Interests” has the meaning given to it in the Separation Agreement.

1.33 “Transaction Agreements” has the meaning given to it in the Merger Agreement.

1.34 “Transfer Interest” means interest calculated based on the actual rate of return on Burgundy US DB Trust Assets between the Effective Time and the applicable date of transfer; provided that the Parties shall jointly select and engage an independent investment consultant with whom none of the Parties has had a material relationship in the last two years to verify the rate of return determined by Burgundy. Each of Grizzly and Burgundy shall bear 50% of the costs of the investment consultant referred to in the immediately preceding sentence.

TERMS DEFINED IN THIS AGREEMENT

Defined Term	Section
2012 Spinco Employee Bonuses	Section 4.1
2013 Spinco Employee Bonuses	Section 4.2
Actuary	Section 6.2(b)
Adjusted CN DB Transfer Amount	Section 6.3(c)
Aggregate Flex Plan Balance	Section 3.4(b)
Burgundy	Preamble
Burgundy CN DB Plan	Section 6.3(a)
Burgundy CN DC Plans	Section 6.1(b)
Burgundy CN SERP	Section 6.5(d)
Burgundy DCP I	Section 6.5(b)
Burgundy DCP II	Section 6.5(c)
Burgundy US DB Trust	Section 6.2(b)
Burgundy US SERP	Section 6.5(a)
CBAs	Section 7.3
CN DB Asset Transfer Report	Section 6.3(b)
CN DB Transitional Period	Section 6.3(c)
COBRA	Section 5.1
Determination Date	Section 6.2(d)
Estimated CN DB Transfer Amount	Section 6.3(b)
Estimated US DB Transfer Value	Section 6.2(b)
Exhibit E CBAs	Section 7.1
Final Adjusted CN DB Transfer Amount	Section 6.3(c)
Final Estimated CN DB Transfer Amount	Section 6.3(b)
Final Transferred US DBL APV	Section 6.2(e)
Final US DB Transfer Value	Section 6.2(e)
Foreign CBAs	Section 7.3

Grizzly	Preamble
Grizzly True Up Amount	Section 6.2(d)
Initial US DB Transfer	Section 6.2(b)
Initial US DB Transfer Amount	Section 6.2(b)
LC CBA	Section 7.2
Merger	Recitals
Merger Agreement	Recitals
New Plans	Section 3.3
Overfunding Amount	Section 6.2(d)
Parties	Preamble
Section 6.2(e) Notice of Objection	Section 6.2(e)
Section 6.2(e) Resolution Period	Section 6.2(e)
Section 6.3(b) Notice of Objection	Section 6.3(b)
Section 6.3(b) Resolution Period	Section 6.3(b)
Section 6.3(c) Notice of Objection	Section 6.3(c)
Section 6.3 (c) Resolution Period	Section 6.3(c)
Separation Agreement	Recitals
Spinco	Preamble
Spinco CN DB Plan	Section 6.3(a)
Spinco CN DC Plans	Section 6.1(b)
Spinco CN SERP	Section 6.5(d)
Spinco DCP I	Section 6.5(b)
Spinco DCP II	Section 6.5(c)
Spinco Flex Plan	Section 3.4(a)
Spinco US DB Plan	Section 6.2(a)
Spinco US DB Trust	Section 6.2(b)
Spinco US SERP	Section 6.5(a)
TCI	Section 2.1
Transferred CN DB Liabilities	Section 6.3(a)
Transferred US DB Liabilities	Section 6.2(a)
Transferred US DBL APV	Section 6.2(d)
TW DB Plan	Section 6.4
TW DC Plan	Section 6.4
Underfunding Amount	Section 6.2(d)
US DB Transfer Value	Section 6.2(b)
WARN	Section 5.2
Welfare Benefits	Section 5.3
Year 1 Payment	Section 6.2(d)
Year 2 Payment	Section 6.2(d)
Year 3 Payment	Section 6.2(d)

ARTICLE II

EMPLOYMENT OF CURRENT SPINCO EMPLOYEES;

ASSUMPTION AND RETENTION OF LIABILITIES GENERALLY;

SPINCO PARTICIPATION IN BURGUNDY BENEFIT PLANS

2.1 Employment of Current Spinco Employees. Burgundy shall cause all Current Spinco Employees to be employees of Spinco, a Spinco Entity or, if the transfer of the TCI

Interests occurs at or prior to the Business Transfer Time, Taiwan Chlorine Industries, Ltd. (“TCI”), as applicable, no later than the Business Transfer Time. A Spinco Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits under a Burgundy Benefit Plan or a Spinco Benefit Plan solely as a result of the consummation of the transactions contemplated by the Transaction Agreements.

2.2 Assumption and Retention of Liabilities Generally.

(a) From and after the Business Transfer Time, except as otherwise expressly provided in this Agreement, Spinco shall assume or retain, as applicable, and Spinco on behalf of the Spinco Group hereby agrees to, or to cause the applicable member of the Spinco Group to, pay, perform, fulfill and discharge in due course in full, and to indemnify and hold harmless the Burgundy Group for, (i) all Spinco Benefit Plans and all Liabilities with respect to all Spinco Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all Spinco Employees, (iii) all Liabilities with respect to the provision of, or claims for, retiree health and/or life insurance benefits to Spinco Employees, (iv) all Liabilities with respect to any past, current or future actions, lawsuits, grievances, complaints, or other legal proceedings by any Spinco Employee with respect to the employment or termination of employment by the Burgundy Group or the Spinco Group, including with respect to any Burgundy Benefit Plan and the Liabilities described in clause (iii) of this Section 2.2(a), and (v) any other Liabilities expressly assumed or retained by, or assigned or allocated to, any member of the Spinco Group under this Agreement. Notwithstanding the preceding sentence and anything in this Agreement to the contrary, the Spinco Group shall not assume, and Burgundy shall retain, indemnify and hold Grizzly and its Subsidiaries harmless against, the Excluded Benefits Liabilities.

(b) The Parties agree that to the extent provided under the applicable Laws of any foreign jurisdictions, (i) any employment agreements between Burgundy and its Affiliates, on the one hand, and any non-U.S. Spinco Employee, on the other hand, and (ii) any collective bargaining agreements applicable to any non-U.S. Spinco Employees in such jurisdictions, will in each case have effect at and after the Business Transfer Time as if originally made between Spinco, or the applicable Spinco Entity employing such individual, and the other parties to such employment agreement or collective bargaining agreement.

2.3 Spinco Participation in Burgundy Benefit Plans. Effective as of the Business Transfer Time, (a) Spinco and each Spinco Entity shall cease to be a Participating Company in any Burgundy Benefit Plan, other than any Spinco Benefit Plan, (b) the Spinco Employees shall cease to accrue further benefits and shall cease to be active participants in the Burgundy Benefit Plans (other than any Spinco Benefit Plan), and (c) the Parties shall take all necessary action to effectuate the foregoing.

ARTICLE III

TERMS OF EMPLOYMENT FOR SPINCO EMPLOYEES

3.1 Levels of Compensation and Benefits for Bargained Spinco Employees. Spinco shall provide, or shall cause to be provided, to each Current Spinco Employee covered by a CBA, compensation, benefits and terms of employment in accordance with applicable Law and the terms of the applicable CBA, and, with respect to any Current Spinco Employee covered by a CBA, the terms and conditions of the applicable CBA shall supersede any terms and conditions of this Agreement that are inconsistent therewith.

3.2 Levels of Compensation and Benefits for Non-Bargained Spinco Employees. For a period of one year following the Effective Time, Spinco shall provide, or shall cause to be provided by the applicable member of the Spinco Group, to each Current Spinco Employee who is not covered by a CBA (a) base compensation and bonus opportunities that, in each case, are no less favorable in the aggregate than were provided to the Current Spinco Employee immediately before the Effective Time; provided, however, that during such one year period the base compensation of each Current Spinco Employee shall be at least equal to such Current Spinco Employee’s base compensation immediately prior to the Effective Time; and (b) all other compensation and benefits that are no less favorable in the aggregate than the other compensation and benefits provided to such Current Spinco Employee immediately prior to the Effective Time; provided, however, that Spinco’s obligations under this Section 3.2 with respect to health, dental, prescription drug, life insurance, disability, flexible spending, accident and sickness benefits shall apply until December 31, 2013. For the one year period following the Effective Time, Spinco shall provide, or shall cause to be provided to each Current Spinco Employee who is not covered by a CBA severance benefits that are no less favorable than the severance benefits provided to the Current Spinco Employee immediately before the Effective Time (giving effect, for the avoidance of doubt, to the service credit provisions set forth in Section 3.3). In addition to the foregoing, Spinco shall, and shall cause the Spinco Group to, comply with applicable Law regarding compensation and benefits of the Spinco Employees who are not covered by a CBA.

3.3 Service Credit and Welfare Plans. For all purposes (including vesting, eligibility to participate and level of benefits) under the employee benefit plans of Grizzly and its Subsidiaries (including Spinco and its Subsidiaries) providing benefits to any Current Spinco Employees after the Effective Time (the “New Plans”), following the Effective Time, Grizzly and Spinco shall cause each Current Spinco Employee to be credited with his or her years of service with Burgundy, Spinco and their Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Current Spinco Employee was entitled, before the Effective Time, to credit for such service under any corresponding Burgundy Benefit Plan in which such Current Spinco Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing (a) shall not make a Spinco Employee eligible for any Grizzly Benefit Plan that was unavailable for eligibility purposes to new participants as of the Effective Time, and (b) shall not apply with respect to any New Plan that is a frozen defined benefits plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, following the Effective Time, (x) Grizzly and Spinco shall cause each Current Spinco Employee to be immediately eligible to participate, without any waiting time, in any and all corresponding New Plans to the extent coverage under any such New Plan is comparable to a Burgundy Benefit Plan in which such Current Spinco Employee participated immediately before the Effective Time, and (y) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Current Spinco Employee, Grizzly and Spinco shall use commercially reasonable efforts to cause (i) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in any such New Plan, was subject to such conditions under the corresponding Burgundy

Benefit Plan, and (ii) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Burgundy Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the avoidance of doubt, neither this Section 3.3 nor any other provision in this Agreement shall be construed to provide for service credit or eligibility to an employee or former employee of Grizzly (other than a Spinco Employee) in any Spinco Benefit Plan or any other plan or arrangement maintained by the Spinco Group or an applicable member thereof.

3.4 Flexible Spending Accounts.

(a) Immediately following the Effective Time, Spinco shall adopt one or more plans providing for health care flexible spending, dependent care spending and commuter transportation spending accounts for the benefit of the Spinco Employees (collectively, the “Spinco Flex Plan”), which plans shall be effective immediately following the Effective Time. The Parties shall take all actions necessary or appropriate so that, effective as of the Effective Time, (i) the account balances under the Spinco Employee Flex Plan Accounts shall be transferred to the Spinco Flex Plan; (ii) the elections, contribution levels and coverage levels of the Spinco Employees shall apply under the Spinco Flex Plan in the same manner as under the Burgundy Flex Plan; and (iii) from and after the Effective Time, the Spinco Employees shall be reimbursed from the Spinco Flex Plan in a comparable manner based on the same terms as the Burgundy Flex Plan for claims incurred at any time during the plan year in which the Effective Time occurs.

(b) As soon as reasonably practicable after the Effective Time, Burgundy shall determine the Aggregate Flex Plan Balance and notify Grizzly of the amount of such Aggregate Flex Plan Balance in writing. For purposes of this Section 3.4, the term “Aggregate Flex Plan Balance” shall mean, as of the Effective Time, the aggregate amount of contributions that have been made to the Spinco Employee Flex Plan Accounts for the plan year in which the Effective Time occurs minus the aggregate amount of reimbursements that have been made from the Spinco Employee Flex Plan Accounts for the plan year in which the Effective Time occurs. If the Aggregate Flex Plan Balance is a negative amount, Grizzly shall cause Spinco to pay the absolute value of such amount to Burgundy as soon as practicable following Grizzly’s receipt of the written notice thereof. If the Aggregate Flex Plan Balance is a positive amount, Burgundy shall pay such positive amount to Spinco as soon as practicable following Burgundy’s delivery to Grizzly of the written notice thereof.

3.5 Earned Vacation. Following the Effective Time, for each Current Spinco Employee who is not covered by a CBA, Spinco shall, or shall cause the applicable member of the Spinco Group to, honor all unused vacation, personal days and sick days of each such Current Spinco Employee during the calendar year in which the Effective Time occurs, and thereafter, Spinco shall, or shall cause the applicable member of the Spinco Group to, cause the Current Spinco Employees who are not covered by a CBA to be subject to, and commence to accrue benefits under, the vacation, sick leave and other personal time off policies of Grizzly or its Subsidiaries applicable to the respective Current Spinco Employee (giving effect, for the avoidance of doubt, to the service credit provisions set forth in Section 3.3).

3.6 HRA Accounts. Spinco shall assume all Liabilities with respect to health reimbursement accounts held by Spinco Employees covered by a CBA and Spinco shall indemnify and hold harmless the Burgundy Group for any such Liabilities.

ARTICLE IV

ANNUAL BONUS AWARDS FOR SPINCO EMPLOYEES

4.1 2012. If the Effective Time occurs prior to the payment of bonuses to eligible Spinco Employees in respect of the 2012 calendar year (“2012 Spinco Employee Bonuses”), (a) Burgundy shall calculate the 2012 Spinco Employee Bonuses in accordance with the terms of the applicable Burgundy bonus plans and shall provide Grizzly with such calculations, (b) no later than March 15, 2013, Spinco or the applicable member of the Spinco Group shall pay to the eligible Spinco Employees the 2012 Spinco Employee Bonuses as calculated by Burgundy, and (c) Burgundy shall reimburse Spinco or the applicable member of the Spinco Group for the portion of the 2012 Spinco Employee Bonuses equal to the product obtained by multiplying (i) the aggregate amount of the 2012 Spinco Employee Bonuses by (ii) the quotient obtained by dividing (A) the number of days from and including January 1, 2012 through and including the earlier of December 31, 2012 and the date on which the Effective Time occurs by (B) 366, such reimbursement to be made within ten calendar days following receipt by Burgundy of written confirmation from Grizzly of the payment of the 2012 Spinco Employee Bonuses.

4.2 2013. Subject to Section 3.2 of this Agreement, Spinco or the applicable member of the Spinco Group shall be responsible for determining and paying to eligible Spinco Employees the annual bonus awards in respect of the 2013 calendar year (“2013 Spinco Employee Bonuses”); provided, however, that Burgundy shall reimburse Spinco or the applicable member of the Spinco Group for the portion of the 2013 Spinco Employee Bonuses equal to the product obtained by multiplying (a) the aggregate amount of the 2013 Spinco Employee Bonuses by (b) the quotient obtained by dividing (i) the number of days from and including January 1, 2013 through and including the date on which the Effective Time occurs by (ii) 365, such reimbursement to be made within ten calendar days following receipt by Burgundy of written confirmation from Grizzly of the payment of the 2013 Spinco Employee Bonuses. Prior to the Effective Time, Grizzly shall establish performance targets and payout levels for purposes of determining the 2013 Spinco Employee Bonuses consistent with the requirements of Section 3.2 of this Agreement, which performance targets and payout levels shall be comparable (in terms of degree of difficulty and expected payouts) to those used to determine the 2012 Spinco Employee Bonuses, taking into account the Merger; provided, however, that if the Effective Time occurs after February 28, 2013, Grizzly shall consult in good faith with Burgundy regarding the performance targets and payout levels for purposes of determining the 2013 Spinco Employee Bonuses.

ARTICLE V

COBRA AND HIPAA; WARN ACT; WELFARE BENEFITS;

WORKERS COMPENSATION; DISABILITY BENEFITS

5.1 COBRA and HIPAA. Spinco shall assume all Liabilities resulting from any events occurring on or after the Business Transfer Time with respect to Spinco Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Health Insurance Portability and

Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws and Spinco shall indemnify and hold harmless the Burgundy Group for any such Liabilities. Burgundy shall retain all Liabilities resulting from any events occurring before the Business Transfer Time with respect to Spinco Employees and their eligible dependents, in respect of health insurance under COBRA, and the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws and Burgundy shall indemnify and hold harmless Spinco and Grizzly for any such Liabilities.

5.2 WARN Act. Spinco shall assume all Liabilities incurred by Burgundy and its Subsidiaries pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar statute in connection with any Spinco Employee, to the extent any such Liabilities arise from actions of Grizzly or its Subsidiaries (including Spinco and its Subsidiaries) following the Effective Time and Spinco shall, and shall cause the Spinco Group to, indemnify and hold harmless the Burgundy Group for any such Liabilities. Burgundy shall otherwise be solely responsible for compliance with all obligations under WARN and any similar statute in connection with any Spinco Employee prior to the Effective Time.

5.3 Welfare Benefits. Burgundy shall be solely responsible (and shall indemnify Grizzly) for claims for health, life insurance, accidental death and disability, severance, dental and prescription drug benefits (“Welfare Benefits”) that are incurred by or with respect to any Spinco Employee before the Business Transfer Time and during such Spinco Employee’s employment with Burgundy or any of its Subsidiaries. Spinco shall be solely responsible (and shall indemnify Burgundy) for claims for Welfare Benefits that are incurred by or with respect to any Spinco Employee on or after the Business Transfer Time. For purposes of this Section 5.3, any claim for a benefit under a Welfare Benefit plan shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose; provided that claims relating to a hospital confinement that begins on or before the Business Transfer Time but continues thereafter shall be treated as incurred on or before the Business Transfer Time. This Section 5.3 shall not apply to (a) Liabilities with respect to the provision of, or claims for, retiree health and/or life insurance benefits, if any, to Spinco Employees, which are covered by Section 2.2(a)(iii) of this Agreement or any actions, suits or proceedings with respect to such matters, which are covered by Section 2.2(a)(iv) of this Agreement, or (b) claims by Spinco Employees for short-term and/or long-term disability benefits, which are covered by Section 5.4 of this Agreement.

5.4 Spinco Employee Disability Benefits. Spinco shall assume all Liabilities resulting from claims by Spinco Employees for short-term and/or long-term disability benefits and Spinco shall indemnify and hold harmless the Burgundy Group for any such Liabilities.

ARTICLE VI

PENSION PLANS AND DEFERRED COMPENSATION PLANS

6.1 Burgundy Defined Contribution Plans.

(a) Burgundy U.S. DC Plan. No Spinco Employee shall accrue any benefit under the Burgundy US DC Plan after the Effective Time. No Assets or Liabilities of the

Burgundy US DC Plan shall be transferred to a retirement plan maintained by Grizzly or any of its Subsidiaries (including Spinco and its Subsidiaries), other than in connection with a rollover of a Spinco Employee’s account balance under the Burgundy US DC Plan. Following the Effective Time, Grizzly shall cause a defined contribution plan sponsored by a member of the Spinco Group that is qualified under Section 401(a) of the Code to accept a rollover of (i) the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) to a Spinco Employee from any Burgundy US DC Plan and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from such Burgundy US DC Plan to such Spinco Employee.

(b) Burgundy CN DC Plans. No Spinco Employee shall accrue any benefit under the Burgundy defined contribution pension plans or retirement savings arrangements covering Canadian employees (“Burgundy CN DC Plans”) after the Effective Time. No Assets or Liabilities of the Burgundy CN DC Plans shall be transferred to pension plans or retirement savings plans maintained by Grizzly or any of its Subsidiaries (including Spinco and its Subsidiaries), other than in connection with an individual transfer of a Spinco Employee’s account balance under the Burgundy CN DC Plans. As soon as practicable following the Closing Date, but effective as of the Effective Time, Spinco shall establish or shall cause a member of the Spinco Group to establish defined contribution pension plans or retirement savings arrangements designed, where applicable, to be registered under applicable Canadian Laws or designate existing defined contribution pension plans or retirement savings arrangements that are so qualified (such plans or arrangements in either case, the “Spinco CN DC Plans”) to provide benefits to Spinco Employees employed in Canada. After the Closing Date, Burgundy and Spinco will allow Spinco Employees who so elect to transfer their account balances in the Burgundy CN DC Plans to the Spinco CN DC Plans.

6.2 U.S. DB Plan Spinoff.

(a) As soon as practicable following the Effective Time, Spinco shall, or shall cause a member of the Spinco Group to, establish one or more defined benefit pension plans designed to be a qualified plan under Section 401(a) of the Code (such plans collectively and separately, the “Spinco US DB Plan”), to provide benefits to Spinco Employees, and to accept the transfer of Assets and Liabilities provided for in this Section 6.2. Effective as of the completion of the Initial US DB Transfer (as defined below), Burgundy shall direct the trustee of the Burgundy US DB Plan to transfer to the Spinco US DB Plan, and Grizzly shall cause the Spinco US DB Plan to assume and be responsible for (and Grizzly and Spinco shall indemnify Burgundy for), all Liabilities of the Burgundy US DB Plan for benefits accrued through the Effective Time by the Spinco Employees who were participants in the Burgundy US DB Plan before the Effective Time (the “Transferred US DB Liabilities”), and Burgundy and the Burgundy US DB Plan shall have no further responsibility for the Transferred US DB Liabilities. In the event a Spinco Employee with respect to whom Liability has been transferred from the Burgundy US DB Plan to the Spinco US DB Plan pursuant to this Section 6.2 has a qualified domestic relations order pending or approved in the Burgundy US DB Plan as of the transfer date, all documentation concerning such qualified domestic relations order shall be assigned to the Spinco US DB Plan. In all events, the Burgundy US DB Plan shall be responsible for paying to Spinco Employees who have elected to commence payments all monthly benefit payments that are required to be paid prior to the date of the Initial US DB Transfer and the Spinco US DB Plan shall be responsible for paying to Spinco Employees all monthly benefit payments that are required to be paid on or after the date of the Initial US DB Transfer.

(b) After the Effective Time, the Parties shall cause the transfer from the trust funding the Burgundy US DB Plan (the “Burgundy US DB Trust”) to the trust designated to fund the Spinco US DB Plan (the “Spinco US DB Trust”) a portion of the Assets of the Burgundy US DB Trust, having a value, as of the Effective Time, equal to the amount required to be transferred under Section 414(l) of the Code (the “US DB Transfer Value”) in the manner set forth in this Section 6.2(b). Mercer LLC (the “Actuary”) shall deliver to the Parties an initial estimate of the US DB Transfer Value (the “Estimated US DB Transfer Value”) on the first business day following the date on which the Effective Time occurs, and the Parties shall cause the transfer of Assets from the Burgundy US DB Trust to the Spinco US DB Trust equal to 90 percent of the Estimated US DB Transfer Value plus Transfer Interest thereon in respect of the period commencing on the Effective Time and ending on the date of such transfer (such sum, the “Initial US DB Transfer Amount”) as promptly as practicable (and in no event more than 5 days) after the date on which the Actuary has delivered to the Parties the Estimated US DB Transfer Value (such transfer, the “Initial US DB Transfer”). The Parties shall determine the Final US DB Transfer Value (as defined in Section 6.2(e)) in accordance with the procedural provisions set forth in Section 6.2(e). In the event the Final US DB Transfer Value exceeds the Initial US DB Transfer Amount, the Parties shall promptly (and in any event within 5 days after the determination of the Final US DB Transfer Value) cause the transfer of Assets from the Burgundy US DB Trust to the Spinco US DB Trust equal to the amount by which the Final US DB Transfer Value exceeds the Initial US DB Transfer Amount plus Transfer Interest thereon in respect of the period commencing on the Effective Time and ending on the date of such transfer. In the event the Initial US DB Transfer Amount exceeds the Final US DB Transfer Value, the Parties shall promptly (and in any event within 5 days after the determination of the Final US DB Transfer Value) cause the transfer of Assets from the Spinco US DB Trust to the Burgundy US DB Trust equal to the amount by which the Initial US DB Transfer Amount exceeds the Final US DB Transfer Value plus Transfer Interest thereon in respect of the period commencing on the Effective Time and ending on the date of such transfer back to the Burgundy US DB Trust. The determination of the US DB Transfer Value and the Final US DB Transfer Value shall be made using the assumptions and methodologies set forth on, and otherwise in accordance with, Exhibit C to this Agreement.

(c) The Assets transferred from the Burgundy US DB Trust pursuant to this Section 6.2 shall be in the form of cash. The Assets transferred from the Spinco US DB Trust pursuant to this Section 6.2, if any, shall be in the form of cash.

(d) The Parties shall determine the Final Transferred US DBL APV (as defined in Section 6.2(e)) in accordance with the procedural provisions set forth in Section 6.2(e). If the Final Transferred US DBL APV exceeds the Final US DB Transfer Value (such excess, the “Underfunding Amount”), Burgundy shall, on the later of (i) the one year anniversary of the Effective Time, and (ii) five days following the first date that both the Final Transferred US DBL APV and the Final US DB Transfer Value have been determined (the “Determination Date”), pay to Grizzly (or to a member of the Spinco Group as directed by Grizzly) an amount equal to the Underfunding Amount and Grizzly (or such member of the Spinco Group as directed by Grizzly) shall deposit such Underfunding Amount in the Spinco US DB Trust immediately following receipt of such Underfunding Amount from Burgundy. If the

Final US DB Transfer Value exceeds the Final Transferred US DBL APV (the amount of such excess, the “Overfunding Amount”), Grizzly shall pay, or cause to be paid, to Burgundy an amount equal to the lesser of (x) $50 million and (y) the Overfunding Amount (the lesser of clauses (x) and (y), the “Grizzly True Up Amount”) in accordance with the following schedule:

Payment Date	Payment Amount
The later of the first anniversary of the Effective Time and five days following the Determination Date

If no portion of the Spinco Financing is repaid prior to the first anniversary of the Effective Time, the lesser of (x) $5 million and (y) the Grizzly True Up Amount.

If any portion of the Spinco Financing is repaid prior to the first anniversary of the Effective Time, the lesser of (x) $10 million and (y) the Grizzly True Up Amount.

The amount of the payment required to be made by this item, the “Year 1 Payment”).

Second anniversary of the Effective Time

If no portion of the Spinco Financing is repaid prior to the first anniversary of the Effective Time, the lesser of (x) $15 million and (y) an amount equal to the Grizzly True Up Amount minus the Year 1 Payment.

If any portion of the Spinco Financing is repaid prior to the first anniversary of the Effective Time, the lesser of (x) $10 million and (y) an amount equal to the Grizzly True Up Amount minus the Year 1 Payment.

The amount of the payment required to be made by this item, the “Year 2 Payment”).

Third anniversary of the Effective Time

The lesser of (x) $15 million and (y) an amount equal to the Grizzly True Up Amount minus the Year 1 Payment minus the Year 2 Payment.

The amount of the payment required to be made by this item, the “Year 3 Payment”).

Fourth anniversary of the Effective Time	The lesser of (x) $15 million and (y) an amount equal to the Grizzly True Up Amount minus the Year 1 Payment minus the Year 2 Payment minus the Year 3 Payment.

For purposes of this Agreement, “Transferred US DBL APV” shall mean the present value of the Transferred US DB Liabilities determined as of the Effective Time (where applicable, based on the ultimate benefit multiplier under the applicable Exhibit E CBAs or the LC CBA) in accordance with the actuarial assumptions used by Burgundy with respect to the Burgundy US DB Plan for the 2012 plan year for purposes of Section 430 of the Code except that (i) the interest rate and mortality assumptions shall be adjusted to the Effective Time in accordance with Sections 430(h)(2) and 430(h)(3) of the Code, and (ii) the calculation shall be made in accordance with the provisions of Section 430(h)(2)(C)(iv)(II) of the Code (as enacted by

Section 40211 of the Moving Ahead for Progress in the 21st Century Act) applicable to the 2013 calendar year regardless of when the Effective Time occurs. For the avoidance of doubt, the interest rate assumption referred to in the immediately preceding sentence shall be based on the 24-month average segment rates ending on the last day of the month that is five months prior to the month in which the Effective Time occurs and the IRS-mandated mortality static table assumption for the plan year containing the Effective Time.

(e) As soon as administratively practicable following the Effective Time, the Actuary shall provide Grizzly’s actuary with its determination of the US DB Transfer Value and the Transferred US DBL APV, together with a complete computer file containing the employee data for the Spinco Employees who participated in the Burgundy US DB Plan immediately prior to the Effective Time and all other relevant information used by the Actuary or otherwise reasonably requested by Grizzly’s actuary as needed to calculate the US DB Transfer Value and the Transferred US DBL APV; provided, however, that the Actuary shall not provide any information with respect to an employee who is not a Spinco Employee that would identify such individual. The US DB Transfer Value and the Transferred US DBL APV provided by the Actuary pursuant to the immediately preceding sentence shall be the “Final US DB Transfer Value” and the “Final Transferred US DBL APV” and shall be final and binding upon the Parties unless prior to the close of business on the 30th day following Grizzly’s receipt of the information described in the first sentence of this Section 6.2(e), Grizzly delivers to Burgundy a written notice (a “Section 6.2(e) Notice of Objection”) stating that Grizzly believes that the Actuary’s calculation of the US DB Transfer Value and the Transferred US DBL APV contains factual or mathematical errors, fails to comply with ERISA, or otherwise fails to comply, in the case of the US DB Transfer Value, with the actuarial assumptions expressly set forth in Exhibit C and states in reasonable detail the basis for such belief. Should Grizzly timely provide a 6.2(e) Notice of Objection, the Parties shall use their reasonable best efforts to resolve promptly (but in any event within 15 days following such Section 6.2(e) Notice of Objection (such period, the “Section 6.2(e) Resolution Period”)) any disagreements regarding the US DB Transfer Value and the Transferred US DBL APV and if they so resolve the disagreements, the agreed US DB Transfer Value and the agreed Transferred US DBL APV shall be the “Final US DB Transfer Value” and the “Final Transferred US DBL APV” and shall be final and binding upon the Parties. In the event that the Parties cannot resolve such disagreements during the 6.2(e) Resolution Period, the Parties shall, within 15 days following the 6.2(e) Resolution Period, jointly select and engage an independent third actuary with whom none of the Parties have had a material relationship in the last two years, who shall render its determination promptly (and in any event within 30 days following its engagement) in accordance with the requirements of this Section 6.2 and whose determination shall be the “Final US DB Transfer Value” and the “Final Transferred US DBL APV” and shall be final and binding upon the Parties. In no event (except for inaccuracy of the data provided) shall (i) the US DB Transfer Value determined by the third actuary be more than the US DB Transfer Value claimed by Grizzly or less than the US DB Transfer Value determined by the Actuary, or (ii) the US DBL APV determined by the third actuary be more than the US DBL APV claimed by Grizzly or less than the US DBL APV determined by the Actuary. Each of the Parties shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expenses of the third actuary shall be borne one half by Burgundy and one half by Grizzly. Any decision by the third actuary shall be treated as confidential information by the Parties, except as may be required to obtain judgment on the award or enforce performance thereof or except as disclosure may be required by Law.

(f) For each Spinco US DB Plan that is newly created, Grizzly shall cause to be provided to Burgundy written evidence of (i) the adoption of the Spinco US DB Plan by the applicable member of the Spinco Group, (ii) the creation of the trust thereunder, and (iii) the submission by the Spinco Group of the Spinco US DB Plan to the Internal Revenue Service for a favorable determination letter. Grizzly and Burgundy shall cooperate in the filing of any Internal Revenue Service Forms 5310A required by the transfer of Assets and Liabilities described herein, and anything contained herein to the contrary notwithstanding, the transfer of Assets and Liabilities described herein shall not take place until the 31st day following the filing of all required Forms 5310A. In addition, Grizzly and Burgundy shall cooperate in (A) making all other filings required or appropriate under the Code or ERISA and any applicable securities Laws, (B) implementing all required or appropriate communications with participants, (C) transferring required or appropriate records, and (D) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 6.2 in a timely manner.

6.3 Canadian DB Plan Spinoff.

(a) As soon as practicable following the Closing Date but effective as of the Effective Time, Spinco shall, or shall cause a member of the Spinco Group to, establish a defined benefit pension plan designed to be a registered pension plan under applicable Canadian Laws, or designate an existing defined benefit pension plan that is so qualified (such plan, in either case, the “Spinco CN DB Plan”), to provide benefits to Spinco Employees employed in Canada, and to accept the transfer of Assets and assumption of Liabilities relating to the benefits accrued by the Spinco Employees under the Burgundy Canada Non-Contributory Retirement Plan for Salaried Employees (the “Burgundy CN DB Plan”) up to the Effective Time. Upon the completion of the transfer of the Final Adjusted Transfer Amount (as defined below), Spinco (or the applicable member of the Spinco Group) and the Spinco CN DB Plan shall assume and be responsible for (and Grizzly and Spinco shall indemnify Burgundy for) all Liabilities of Burgundy and the Burgundy CN DB Plan for the benefits accrued through the Effective Time by the Spinco Employees who were participants in the Burgundy CN DB Plan before the Effective Time (the “Transferred CN DB Liabilities”), and Burgundy and the Burgundy CN DB Plan shall have no further responsibility for the Transferred CN DB Liabilities.

(b) Except as otherwise required by the relevant regulatory authorities, the Estimated CN DB Transfer Amount (as defined below) shall be calculated as of the Effective Time in accordance with Exhibit D to this Agreement. As soon as administratively practicable following the Effective Time, the Actuary shall provide Grizzly’s actuary with its determination of the amount of Assets corresponding to the Transferred CN DB Liabilities in the Burgundy CN DB Plan (the “Estimated CN DB Transfer Amount”), together with a complete computer file containing the employee data for the Spinco Employees who participated in the Burgundy CN DB Plan immediately prior to the Effective Time and all other relevant information used by the Actuary or otherwise reasonably requested by Grizzly’s actuary as needed to calculate the Estimated CN DB Transfer Amount; provided, however, that the Actuary shall not provide any information with respect to an employee who is not a Spinco Employee that would identify such individual. The Estimated CN DB Transfer Amount provided by the Actuary pursuant to the immediately preceding sentence shall be the “Final Estimated CN DB Transfer Amount” and shall be final and binding upon the Parties unless prior to the close of business on the 30th day following Grizzly’s receipt of the information described in the second sentence of this Section 6.3(b), Grizzly delivers to Burgundy a written notice (a “Section 6.3(b) Notice of Objection”)

stating that Grizzly believes that the Actuary’s calculation of the Estimated CN DB Transfer Amount contains factual or mathematical errors, fails to comply with applicable Law, or otherwise fails to comply with the assumptions expressly set forth in Exhibit D and states in reasonable detail the basis for such belief. Should Grizzly timely provide a Section 6.3(b) Notice of Objection, the Parties shall use their reasonable best efforts to resolve promptly (but in any event within 10 days following such Section 6.3(b) Notice of Objection (such period, the “Section 6.3(b) Resolution Period”)) any disagreements regarding the Estimated CN DB Transfer Amount and if they so resolve the disagreements, the agreed Estimated CN DB Transfer Amount shall be the “Final Estimated CN DB Transfer Amount” and shall be final and binding upon the Parties. In the event that the Parties cannot resolve such disagreements during the Section 6.3(b) Resolution Period, the Parties shall, within 10 days following the Section 6.3(b) Resolution Period, jointly select and engage an independent third actuary with whom none of the Parties have had a material relationship in the last two years, who shall render its determination promptly (and in any event within 20 days following its engagement) in accordance with the requirements of this Section 6.3 and whose determination shall be the “Final Estimated CN DB Transfer Amount” and shall be final and binding upon the Parties. In no event (except for inaccuracy of the data provided) shall (i) the Estimated CN DB Transfer Amount determined by the third actuary be more than the Estimated CN DB Transfer Amount claimed by Grizzly or less than the Estimated CN DB Transfer Amount determined by the Actuary. Each of the Parties shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expenses of the third actuary shall be borne one half by Burgundy and one half by Grizzly. Any decision by the third actuary shall be treated as confidential information by the Parties, except as may be required to obtain judgment on the award or enforce performance thereof or except as disclosure may be required by Law. As soon as practicable following the determination of the Final Estimated CN DB Transfer Amount, the Parties shall prepare and file with the relevant regulatory authorities an asset transfer report (the “CN DB Asset Transfer Report”).

(c) The Final Estimated CN DB Transfer Amount shall bear interest at the rate of return of the Burgundy CN DB Plan between the Effective Time and the actual date of transfer (the “CN DB Transitional Period”) and shall be further adjusted for benefit payments and plan expenses during the CN DB Transitional Period (the Final Estimated CN DB Transfer Amount as so adjusted, the “Adjusted CN DB Transfer Amount”). As soon as practicable after the approval of the Asset Transfer Report by the relevant regulatory authorities, and in any event, within 15 days following such time, the Actuary shall provide Grizzly’s actuary with its calculation of the Adjusted CN DB Transfer Amount, together with the relevant information used by the Actuary or otherwise reasonably requested by Grizzly’s actuary as needed to calculate the Adjusted CN DB Transfer Amount; provided, however, that the Actuary shall not provide any information with respect to an employee who is not a Spinco Employee that would identify such individual. The Adjusted CN DB Transfer Amount provided by the Actuary pursuant to the immediately preceding sentence shall be the “Final Adjusted CN DB Transfer Amount” and shall be final and binding upon the Parties unless prior to the close of business on the 30th day following Grizzly’s receipt of the information described in the second sentence of this Section 6.3(c), Grizzly delivers to Burgundy a written notice (a “Section 6.3(c) Notice of Objection”) stating that Grizzly believes that the Actuary’s calculation of the Adjusted CN DB Transfer Amount contains factual or mathematical errors, fails to comply with applicable Law, or otherwise fails to comply with the assumptions expressly set forth in Exhibit D and states in reasonable detail the basis for such belief. Should Grizzly timely provide a Section 6.3(c) Notice of Objection, the Parties shall use their reasonable best efforts to resolve promptly (but in any event within 10 days following such Section 6.3(c) Notice of Objection (such period, the “Section 6.3(c) Resolution Period”)) any disagreements regarding the Adjusted CN DB Transfer Amount and if they so resolve the disagreements, the agreed Adjusted CN DB Transfer Amount shall be the “Final Adjusted CN DB Transfer Amount” and shall be final and binding upon the Parties. In the event that the Parties cannot resolve such disagreements during the Section 6.3(c) Resolution Period, the Parties shall, within 10 days following the Section 6.3(c) Resolution Period, jointly select and engage an independent third actuary with whom none of the Parties have had a material relationship in the last two years, who shall render its determination promptly (and in any event within 20 days following its engagement) in accordance with the requirements of this Section 6.3 and whose determination shall be the “Final Adjusted CN DB Transfer Amount” and shall be final and binding upon the Parties. In no event (except for inaccuracy of the data provided) shall (i) the Adjusted CN DB Transfer Amount determined by the third actuary be more than the Adjusted CN DB Transfer Amount claimed by Grizzly or less than the Adjusted CN DB Transfer Amount determined by the Actuary. Each of the Parties shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expenses of the third actuary shall be borne one half by Burgundy and one half by Grizzly.

(d) As soon as practicable after the determination of the Final Adjusted CN DB Transfer Amount, the Parties shall cause the funding agent of the Burgundy CN DB Plan to transfer the Final Adjusted CN DB Transfer Amount to the funding agent of the Spinco CN DB Plan. The Assets transferred pursuant to this Section 6.3 shall be in the form of cash.

(e) Grizzly and Burgundy shall cooperate in (i) making all filings required under applicable Canadian Law, (ii) implementing all appropriate communications with participants, (iii) transferring appropriate records, and (iv) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 6.3 in a timely manner.

(f) Notwithstanding anything to the contrary contained in this Section 6.3, if any regulatory authority requires that the Final Estimated CN DB Transfer Amount or the Final Adjusted CN DB Transfer Amount be calculated in a different manner than described above, the Parties agree that the Final Estimated CN DB Transfer Amount or the Final Adjusted CN DB Transfer Amount, as applicable, will be calculated in accordance with the requirements of such regulatory authority.

6.4 Taiwanese Pension Plan. This Section 6.4 shall have effect only if the TCI Interests are transferred to Spinco at or prior to the Business Effective Time. From and after the Business Effective Time, Spinco shall cause TCI (a) to retain, pay, perform, fulfill and discharge, in due course in full (and Spinco shall indemnify Burgundy for), all Liabilities under the old pension plan governed by the Labor Standards Law of Taiwan (the “TW DB Plan”) and its new pension plan governed by the Labor Pension Act of Taiwan (the “TW DC Plan”), and (b) to retain the Assets of the TW DB Plan.

6.5 Nonqualified Deferred Compensation.

(a) As of the Effective Time, Spinco shall establish a U.S. nonqualified retirement plan (the “Spinco US SERP”) which is substantially identical to the corresponding U.S. Burgundy Nonqualified Retirement Plan then in effect (“Burgundy US SERP”). From and after the Effective Time, (i) Spinco shall assume the Liabilities for all benefits under the

Burgundy US SERP with respect to Spinco Employees who were participants in the Burgundy US SERP as of immediately prior to the Effective Time, (ii) Spinco shall pay all such benefits under the Spinco US SERP in accordance with its terms and (iii) Spinco shall indemnify Burgundy for all such Liabilities described in the immediately preceding clauses (i) and (ii). Notwithstanding anything to the contrary contained in this Section 6.5(a), following the one-year anniversary of the Effective Time, Spinco shall have no obligation to provide additional benefits pursuant to the Spinco US SERP.

(b) As of the Effective Time, Spinco shall establish a deferred compensation plan (the “Spinco DCP I”) which is substantially identical to the corresponding Burgundy Deferred Compensation Plan, as amended July 14, 2004 then in effect (“Burgundy DCP I”). Notwithstanding the foregoing, the deemed investment opportunities provided under the Spinco DCP I will be the same as offered by Grizzly in its corresponding plan. From and after the Effective Time, (i) Spinco shall assume the Liabilities for all benefits under the Burgundy DCP I with respect to Spinco Employees who were participants in the Burgundy DCP I as of immediately prior to the Effective Time, (ii) Spinco shall pay all such benefits under the Spinco DCP I in accordance with its terms and (iii) Spinco shall indemnify Burgundy for all such Liabilities described in the immediately preceding clauses (i) and (ii). Notwithstanding anything to the contrary contained in this Section 6.5(b), following the one-year anniversary of the Effective Time, Spinco shall have no obligation to provide for additional deferrals of compensation pursuant to the Spinco DCP I.

(c) As of the Effective Time, Spinco shall establish a deferred compensation plan (the “Spinco DCP II”) which is substantially identical to the corresponding Burgundy Deferred Compensation Plan, as amended September 24, 2008 then in effect (“Burgundy DCP II”). Notwithstanding the foregoing, the deemed investment opportunities provided under the Spinco DCP II will be the same as offered by Grizzly in its corresponding plan. From and after the Effective Time, (i) Spinco shall assume the Liabilities for all benefits under the Burgundy DCP II with respect to Spinco Employees who were participants in the Burgundy DCP II as of immediately prior to the Effective Time, (ii) Spinco shall pay all such benefits under the Spinco DCP II in accordance with its terms and (iii) Spinco shall indemnify Burgundy for all such Liabilities described in the immediately preceding clauses (i) and (ii). Notwithstanding anything to the contrary contained in this Section 6.5(c), following the one-year anniversary of the Effective Time, Spinco shall have no obligation to provide for additional deferrals of compensation pursuant to the Spinco DCP II.

(d) As of the Effective Time, Spinco shall establish a Canadian nonqualified retirement plan (the “Spinco CN SERP”) which is substantially identical to the corresponding Burgundy Non-Registered Retirement Plan then in effect (“Burgundy CN SERP”). From and after the Effective Time, (i) Spinco shall assume the Liabilities for all benefits under the Burgundy CN SERP with respect to Spinco Employees who were participants in the Burgundy CN SERP as of immediately prior to the Effective Time, (ii) Spinco shall pay all such benefits under the Spinco CN SERP in accordance with its terms and (iii) Spinco shall indemnify Burgundy for all such Liabilities described in the immediately preceding clauses (i) and (ii). Notwithstanding anything to the contrary contained in this Section 6.5(d), following the one-year anniversary of the Effective Time, Spinco shall have no obligation to provide for additional deferrals of compensation pursuant to the Spinco CN SERP.

ARTICLE VII

COLLECTIVE BARGAINING AGREEMENTS

7.1 Exhibit E CBAs. Effective immediately after the Business Transfer Time, (a) Spinco shall, or shall cause the applicable member of the Spinco Group to, assume the collective bargaining agreements (collectively, the “Exhibit E CBAs”) identified on Exhibit E to this Agreement (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative and bargaining agent of an employee group or for any other purpose), (b) Spinco (or the applicable Subsidiary of Spinco) shall be the “Employer” for purposes of each such Exhibit E CBA, (c) the Spinco Group shall have sole responsibility for all Liabilities arising under the Exhibit E CBAs, and (d) Spinco shall indemnify and hold harmless Burgundy and its Affiliates with respect to the Liabilities described in the immediately preceding clause (c). Following the Effective Time, Grizzly and Spinco shall, or shall cause the Spinco Group to, provide any employee benefit required to be provided to any Spinco Employee covered by an Exhibit E CBA pursuant to an employee benefit plan maintained by Burgundy or any of its Affiliates to instead be provided pursuant to an employee benefit plan maintained by Grizzly or one of its Subsidiaries (including Spinco and its Subsidiaries). For the avoidance of doubt, notwithstanding the preceding sentence and anything in this Agreement to the contrary, the Spinco Group shall not assume, and Burgundy shall retain, indemnify and hold Grizzly and its Subsidiaries harmless against, the Excluded Benefits Liabilities.

7.2 LC CBA. Effective immediately after the Business Transfer Time, (a) Spinco shall, or shall cause the applicable member of the Spinco Group to, assume all obligations under the Agreement between PPG Industries, Inc. Chemicals Lake Charles Complex and Local Lodge 470 of District 161 International Association of Machinists and Aerospace Workers dated August 29, 2009 (Lake Charles, Louisiana) (such agreement or any successor to such agreement, the “LC CBA”) insofar as such obligations relate to Spinco Employees (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative and bargaining agent of an employee group or for any other purpose), (b) Spinco (or the applicable Subsidiary of Spinco) shall be the “Employer” of any Spinco Employees covered by the LC CBA, (c) the Spinco Group shall have sole responsibility for all Liabilities relating to Spinco Employees arising under the LC CBA, and (d) Spinco shall indemnify and hold harmless Burgundy and its Affiliates with respect to the Liabilities described in the immediately preceding clause (c). Following the Effective Time, Grizzly and Spinco shall, or shall cause the Spinco Group to, provide any employee benefit required to be provided to any Spinco Employee covered by the LC CBA pursuant to an employee benefit plan maintained by Burgundy or any of its Affiliates to instead be provided pursuant to an employee benefit plan maintained by Grizzly or one of its Subsidiaries (including Spinco and its Subsidiaries). For the avoidance of doubt, notwithstanding the preceding sentence and anything in this Agreement to the contrary, the Spinco Group shall not assume, and Burgundy shall retain, indemnify and hold Grizzly and its Subsidiaries harmless against, the Excluded Benefits Liabilities.

7.3 Foreign CBAs. As of the Business Transfer Time, the unions representing Spinco Employees located in jurisdictions outside of the United States will continue to represent those employees for purposes of collective bargaining with their respective employers, and the collective bargaining agreements identified on Exhibit F to this Agreement (the “Foreign

CBAs,” and together with the Exhibit E CBAs and the LC CBA, the “CBAs”) shall remain in effect. Following the Effective Time, (a) the Spinco Group shall assume all Liabilities of any member of the Burgundy Group under the Foreign CBAs regardless of when or where such Liabilities arose or arise or were or are incurred, (b) Spinco shall take (or shall cause to be taken) any and all steps necessary for the applicable member of the Spinco Group to assume such Liabilities under the Foreign CBAs, and (c) Spinco shall indemnify and hold harmless Burgundy and its Affiliates with respect to the Liabilities described in the immediately preceding clause (b).

ARTICLE VIII

RETENTION ARRANGEMENTS

The Parties agree to establish retention arrangements in accordance with Exhibit G to this Agreement.

ARTICLE IX

GENERAL AND ADMINISTRATIVE

9.1 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the United States or abroad.

9.2 No Third-Party Beneficiaries.

(a) This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Burgundy or its Subsidiaries, at any time after the Business Transfer Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Burgundy Benefit Plan, any benefit under any Burgundy Benefit Plan or any trust, insurance policy or funding vehicle related to any Burgundy Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Spinco or any other Spinco Entity at any time after the Business Transfer Time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Spinco Benefit Plan, any benefit under any Spinco Benefit Plan or any trust, insurance policy or funding vehicle related to any Spinco Benefit Plan. Except as provided in this Agreement, nothing in this Agreement shall preclude Grizzly or any Grizzly Subsidiary at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Grizzly Benefit Plan, any benefit under any Grizzly Benefit Plan or any trust, insurance policy or funding vehicle related to any Grizzly Benefit Plan.

(b) Nothing in this Agreement will create any right or obligation which is enforceable by any Spinco Employee, any employee or former employee of Grizzly or any Person with respect to any terms or conditions of employment, including the benefits and compensation described in this Agreement. For the avoidance of doubt, any amendments to the Spinco Benefit Plans, Burgundy Benefit Plans, or benefit plans or arrangements of Grizzly will occur only in accordance with their respective terms and will be pursuant to action taken by Spinco, Burgundy or Grizzly, as applicable, which are independent of the consummation of this Agreement or any continuing obligations hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Effect If Business Transfer Time or Effective Time Does Not Occur. If the Separation Agreement is terminated prior to the Business Transfer Time or the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Business Transfer Time or the Effective Time, as applicable, or otherwise in connection with the transactions contemplated by the Transaction Agreements, shall not be taken or occur except to the extent specifically agreed by Burgundy and Spinco and, respecting Grizzly, by Grizzly.

10.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. As of the Effective Time, Grizzly shall be subject to the obligations and restrictions imposed on, and shall be the beneficiary of the rights of, Spinco under this Agreement.

10.3 Affiliates. Each of Burgundy, Spinco and Grizzly shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by one of Burgundy’s Subsidiaries or a Spinco Entity or one of Grizzly’s Subsidiaries, respectively.

10.4 Notices. All notices, requests, permissions, waivers and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) five (5) business days following sending by registered or certified mail, postage prepaid, (b) when sent if by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) business day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

If to Burgundy or, prior to the Effective Time, Spinco:

PPG Industries, Inc.

One PPG Place

Pittsburgh, PA 15272

Attention: General Counsel

Facsimile: (412) 434-2490

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Rosenblum

Facsimile: (212) 403-2000

If to Grizzly or, after the Effective Time, to Spinco:

Georgia Gulf Corporation

115 Perimeter Center Place, Suite 460

Atlanta, GA 30346

Attention: Chief Executive Officer

Facsimile: (770) 390-9673

with a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

Attention: John E. Zamer

Facsimile: (404) 581-8330

or to such other address(es) as will be furnished in writing by any such party to the other party in accordance with the provisions of this Section 10.4.

10.5 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing and executed by each Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 10.5(a) and will be effective only to the extent in such writing specifically set forth.

10.6 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

10.7 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 10.7 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Section 5.2 (Indemnification by the Spinco Group); Section 5.3 (Indemnification by Burgundy); Section 5.4 (Payments; Reductions for Insurance Proceeds and Other Recoveries); Section 5.5 (Procedures for Defense, Settlement and Indemnification of Third-Party Claims); Section 5.6 (Additional Matters); Section 5.7 (Exclusive Remedy); Section 5.8 (Survival of Indemnities); Section 7.2 (Entire Agreement), Section 7.3 (Governing Law); Section 7.5 (Priority of Agreements); Section 7.9 (Assignability), Section 7.10 (Interpretation), Section 7.11 (Severability); Section 7.13 (Survival of Covenants); Section 7.14 (Jurisdiction; Consent to Jurisdiction); Section 7.15 (Specific Performance); and Section 7.16 (Limitations of Liability).

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

PPG INDUSTRIES, INC.

By:	/s/ Michael H. McGarry
Name:	Michael H. McGarry
Title:	Senior Vice President, Commodity Chemicals

EAGLE SPINCO INC.

By:	/s/ Michael H. McGarry
Name:	Michael H. McGarry
Title:	President

GEORGIA GULF CORPORATION

By:	/s/ Paul D. Carrico
Name:	Paul D. Carrico
Title:	President and Chief Executive Officer

[Signature Page to the Employee Matters Agreement]